Exhibit 99.2

Page(s)
CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS:

Condensed Interim Consolidated Statements of Financial Position (Unaudited)	1

Condensed Interim Consolidated Statements of Operations (Unaudited)	2

Condensed Interim Consolidated Statements of Changes in Shareholders’ Equity (Unaudited)	3

Condensed Interim Consolidated Statements of Cash Flows (Unaudited)	4 - 5

Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)	6 - 34

VERANO HOLDINGS CORP. Condensed Interim Consolidated Statements of Financial Position (Unaudited) As of September 30, 2021 and December 31, 2020

	Financial Footnote	September 30, 2021	December 31, 2020
ASSETS			(Audited)
Current Assets:
Cash		$56,937,196	$16,494,365
Accounts Receivable, Net		24,244,213	7,513,736
Notes Receivable	6	280,926	3,010,523
Due from Related Parties	18	-	108,254
Inventories	4	395,723,285	59,356,804
Biological Assets	5	137,183,595	109,376,567
Prepaid Expenses and Other Current Assets		14,734,011	7,163,267
Total Current Assets		$629,103,226	$203,023,516
Property, Plant and Equipment, Net	7	379,074,162	143,607,264
Right Of Use Assets, Net	17(a)	49,683,295	11,337,343
Intangible Assets	9	1,288,674,697	73,096,730
Goodwill	9	329,131,465	16,311,182
Investment in Associates		8,706,503	11,547,004
Deposits and Other Assets		2,582,973	797,321
TOTAL ASSETS		$2,686,956,321	$459,720,360
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current Liabilities:
Accounts Payable		$36,915,109	$18,305,258
Accrued Liabilities		32,167,620	13,915,776
Income Tax Payable	16	130,170,168	46,872,445
Current Portion of Lease Liabilities	17(a)	6,511,441	1,910,645
Current Portion of Notes Payable	10	14,372,049	7,814,261
License Payable	8(c)	-	49,950
Acquisition Price Payable	8(a,b)	246,535,748	33,611,485
Due to Related Parties	18	-	44,664
Total Current Liabilities		466,672,135	122,524,484
Long-Term Liabilities:
Deferred Revenue		1,490,537	2,035,405
Notes Payable, Net of Current Portion	10	148,413,285	32,479,649
Lease Liabilities, Net of Current Portion	17(a)	46,422,617	10,864,742
Deferred Income Taxes	16	323,204,499	49,084,004
Total Long-Term Liabilities		519,530,938	94,463,800
TOTAL LIABILITIES		$986,203,073	$216,988,284
SHAREHOLDERS’ EQUITY		1,698,418,807	242,387,456
NON-CONTROLLING INTEREST		2,334,441	344,620
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$2,686,956,321	$459,720,360

See accompanying notes to unaudited condensed interim consolidated financial statements.

VERANO HOLDINGS CORP. Condensed Interim Consolidated Statements of Operations (Unaudited) Three and Nine Months Ended September 30, 2021 and 2020

		Three Months Ended September 30, 2021 2020		Nine Months Ended September 30, 2021 2020
Revenues, net of discounts		$206,828,467	$64,350,915	$526,430,021	$154,497,924
Cost of Goods Sold		73,459,665	22,635,128	218,305,464	58,639,163
Gross Profit before Biological
Asset Adjustment		133,368,802	41,715,787	308,124,557	95,858,761
Realized fair value amounts included in inventory sold	Note 5	(63,300,438)	(20,884,147)	(315,559,112)	(75,413,941)
Unrealized fair value gain on growth of biological assets	Note 5	152,104,175	94,170,395	450,293,230	178,446,465
Gross Profit		222,172,539	115,002,035	442,858,675	198,891,285
Expenses:
General and Administrative		3,880,466	7,752,101	52,040,335	14,724,657
Sales and Marketing		2,431,373	224,928	5,948,585	630,067
Salaries and Benefits		25,273,822	3,158,694	53,570,716	8,807,252
Depreciation and Amortization		4,920,198	686,256	11,601,813	1,908,853
Total Expenses		36,505,859	11,821,979	123,161,449	26,070,829
Income from Investments in
Associates		844,688	646,519	2,292,251	1,769,311
Income From Continuing
Operations		186,511,368	103,826,575	321,989,477	174,589,767
Other Income (Expense):
Gain/(Loss) on Disposal of Property, Plant and Equipment		31,005	-	(436,770)	-
Loss on Deconsolidation	Note 20	-	(189,324)	-	(189,324)
Gain on Previously Held Equity Interest		-	458,039	-	458,039
Gain on Derivative Liability	Note 11	-	6,778,510	-	6,778,510
Amortization of Debt Issuance Costs for Warrant	Note 10	-	(1,524,141)	-	(4,572,423)
Amortization of Convertible Debt Discount	Note 10	-	(1,381,376)	-	(5,525,503)
Other Expense, Net		(475,605)	(1,576,507)	(1,361,479)	(1,772,848)
Interest Expense		(8,068,148)	(1,637,616)	(15,423,930)	(2,151,385)
Total Other Expense		(8,512,748)	927,585	(17,222,179)	(6,974,934)
Net Income Before Provision for
Income Taxes and Non-
Controlling Interest		177,998,620	104,754,160	304,767,298	167,614,833
Provision For Income Taxes	Note 16	(73,732,666)	(17,879,454)	(124,147,352)	(44,067,735)
Net Income Before Non-
Controlling Interest		104,265,954	86,874,706	180,619,946	123,547,098
Net Loss From Discontinued
Operations	Note 19	-	(4,884,323)	-	(4,884,323)
Net Income		104,265,954	81,990,383	180,619,946	118,662,775
Net Income Attributable to
Non-Controlling Interest		550,575	135,488	1,989,821	554,888
Net Income Attributable to
Verano Holdings Corp.		$103,715,379	$81,854,895	$178,630,125	$118,107,887
Net Income per share – basic		$0.33		$0.63
Net Income per share – diluted		$0.33		$0.61
Basic – weighted average shares outstanding		313,674,044		281,961,659
Diluted – weighted average shares outstanding		316,926,366		292,724,219

See accompanying notes to unaudited condensed interim consolidated financial statements.

VERANO HOLDINGS CORP. Condensed Interim Consolidated Statements of Changes in Shareholders’ Equity (Unaudited) Nine Months Ended September 30, 2021 and 2020

	LLC	Share Capital			Share-		Non-	Total
	Membership	# of Shares			Based Reserves	Accumulated Earnings	Controlling Interest	Shareholders’ Equity
	Units	SVS	PVS	Amount
Balance as of January 1, 2020	261,545,678			111,752,803	-	-	5,090,823	116,843,626
Buyout and transfer of non-controlling interests						(6,765,629)	(134,371)	(6,900,000)
Distributions to members						(45,714)	-	(45,714)
Net income						118,107,887	554,888	118,662,775
Balance as of September 30, 2020	261,545,678	-	-	$111,752,803	$-	$111,296,544	$5,511,340	$228,560,687

		Share Capital
	LLC	# of Shares		Amount	Share-		Non-	Total
	Membership Units	SVS	PVS		Based Reserves	Accumulated Earnings	Controlling Interest	Shareholders’ Equity
Balance as of January 1, 2021	279,900,000			242,387,456			344,620	242,732,076
Issuance of PubCo	(279,900,000)	115,663,381	1,643,366	716,240,115				716,240,115
Reverse takeover
("Financing"), net (Note 3)		10,000,000		95,420,117				95,420,117
Issuance of shares in conjunction with acquisitions		11,781,221	88,718	382,016,992				382,016,992
Issuance of warrants		3,510,000		75,100,072				75,100,072
Contingent consideration & purchase accounting adjustments			1,038	3,437,504	4,662,990			8,100,494
Conversion of shares		59,744,035	(597,440)					-
Exercise of RSUs and options		932,525						-
Share based compensation					523,436			523,436
Net income						178,630,125	1,989,821	180,619,946
Balance as of September 30, 2021	-	201,631,162	1,135,682	$1,514,602,256	$5,186,426	$178,630,125	$2,334,441	$1,700,753,248

See accompanying notes to unaudited condensed interim consolidated financial statements.

VERANO HOLDINGS CORP. Condensed Interim Consolidated Statements of Cash Flows (Unaudited) Nine Months Ended September 30, 2021 and 2020

	Nine months ended September 30,
	2021	2020
CASH FLOW FROM OPERATING ACTIVITIES
Net income	$180,619,946	$118,662,775
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,875,004	7,931,808
Non-cash interest expense	8,492,872	664,340
Non-cash interest income	(1,096,317)	(845,749)
Loss on disposal of property, plant and equipment	485,479	-
Gain on previously held equity interest	-	(458,039)
Bad debt expense	84,915	300,000
Amortization of loan issuance costs – warrants	-	4,405,756
Amortization of debt issuance costs and debt discount	1,248,260	300,227
Amortization of convertible debt discount	-	5,525,503
Write-off of note receivable	13,733	300,000
Gain on derivative liability	-	(6,778,510)
Loss on deconsolidation of subsidiary	-	80,168
Net loss on discontinued operations	-	4,775,780
(Income) loss from underlying investees	1,840,501	(1,686,373)
Purchase of interest in Majesta Minerals	1,000,000	-
Stock based compensation	523,436	-
Contingent consideration compensation	8,100,494	-
Decrease in fair value of contingent consideration	(2,642,291)	-
Loss on share issuance	1,206,520	-
Changes in operating assets and liabilities:
Accounts receivable	(13,205,003)	(3,757,530)
Inventories	(250,314,748)	(23,234,059)
Biological assets	66,232,929	(88,736,665)
Prepaid expenses and other current assets	(4,200,477)	(2,590,643)
Deposits and other assets	(646,989)	2,865,987
Accounts payable and accrued liabilities	(900,440)	(7,855,791)
Income tax payable	82,764,342	27,477,066
Due to related parties	(44,664)	(38,054)
Members' distribution payable	-	(271,376)
Deferred taxes	27,740,279	11,339,635
Deferred revenue	(629,868)	3,916,371
NET CASH PROVIDED BY OPERATING ACTIVITIES	131,547,913	52,292,627
CASH FLOW FROM INVESTING ACTIVITIES
Cash paid in membership interest acquisition	-	(200,000)
Purchases of property, plant and equipment	(93,402,734)	(31,703,450)
Proceeds from disposal of assets	896,123	-
Advances to related parties	108,254	145,326
Purchases of intangible assets	(8,764,949)	(3,857,797)
Payment of acquisitions, net of cash received	(225,691,164)	(11,002,473)
Dividend received from investments in associates	1,000,000	1,784,333
Issuance of note receivable	(146,511)	(180,000)
Proceeds from payment of note receivable	4,215,337	850,000
Interest received on note receivable	141,749	-
NET CASH USED IN INVESTING ACTIVITIES	(321,643,895)	(44,164,061)

See accompanying notes to unaudited condensed interim consolidated financial statements.

VERANO HOLDINGS CORP. Condensed Interim Consolidated Statements of Cash Flows (Unaudited) Nine Months Ended September 30, 2021 and 2020

CASH FLOW FROM FINANCING ACTIVITIES
Distributions to members	-	(45,712)
Proceeds from issuance of notes payable	100,424,974	32,473,922
Principal repayments of notes payable	(9,862,385)	(8,395,833)
Debt issuance costs paid	(5,537,536)	(1,068,481)
Payment of lease liabilities	(5,006,429)	(2,397,578)
Proceeds received from RTO financing	75,420,117	-
Cash received in private placement warrant	75,100,072	-
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	230,538,813	20,566,318
NET INCREASE (DECREASE) IN CASH	40,442,831	28,694,884
CASH, BEGINNING OF PERIOD	16,494,365	6,417,703
CASH, END OF PERIOD	$56,937,196	$35,112,587
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$8,027,375	$1,121,266
OTHER NON-CASH INVESTING AND FINANCING ACTIVITIES
Accrued capital expenditures	$7,382,768	$5,913,812
Issuance of shares under business combinations	$1,095,307,081	$-
Cash received in business combination:
Tangible and intangible assets acquired, net of cash	$1,550,219,454	$21,832,466
Liabilities assumed	(314,547,498)	(1,132,431)
Acquisition price payable	(1,571,415,720)	(10,000,000)
Issuance of note payable	-	(350,000)
Goodwill	312,820,283	261,116
Previously held equity interest	-	(580,000)
Cash paid (received) in business combination	$(22,923,481)	$10,031,151

See accompanying notes to unaudited condensed interim consolidated financial statements.

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

1.	NATURE OF OPERATIONS

References herein to “the Company,” or “Verano,” are intended to mean Verano Holdings Corp. and its subsidiaries, affiliates, licensees, and managed entities (collectively, the "Company").

Verano is a vertically integrated cannabis operator that focuses on limited-licensed markets in the United States. As a vertically integrated provider, the Company owns, operates, manages, consults, and/or has licensing or other commercial agreements with cultivation, processing, and retail licensees across twelve state markets (Illinois, Florida, Arizona, Maryland, Nevada, Ohio, Michigan, Massachusetts, Arkansas, New Jersey, Pennsylvania, and West Virginia).

In addition to the states listed above, the Company also conducts pre-licensing activities in several other markets. In these markets, the Company has either applied for licenses, or plans on applying for licenses, but does not currently own any cultivation, production, or retail licenses.

On February 11, 2021, the Company completed a reverse takeover transaction (“RTO”) as further described in Note 3. Thereafter, the Company’s Subordinate Voting Shares were listed on the Canadian Securities Exchange (the “CSE”) under ticker symbol “VRNO” and subsequently began trading on the OTCQX, part of the OTC Markets Group, under the ticker “VRNOF”.

The Company’s corporate headquarters is located at 415 North Dearborn St., Suite 400, Chicago, Illinois 60654.

2.	BASIS OF PRESENTATION

The unaudited condensed interim consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), International Accounting Standards (“IAS”) 34 Interim Financial Reporting and Interpretations of the IFRS Interpretations Committee (“IFRIC”) in effect for all periods presented.

These unaudited condensed interim consolidated financial statements have been prepared in accordance with IFRS with the going concern assumption, which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company’s ability to realize its assets and discharge its liabilities is dependent upon the Company obtaining the necessary financing and ultimately upon its ability to achieve profitable operations. Management estimates that the Company will be able to meet its obligations and sustain operations for at least the next twelve months. Failure to arrange adequate financing on acceptable terms and/or achieve profitability may have an adverse effect on the financial position, results of operations, cash flows and prospects of the Company. These unaudited condensed interim consolidated financial statements do not include any adjustments to assets or liabilities that would be necessary should the Company be unable to continue as a going concern.

These unaudited condensed interim consolidated financial statements were approved and authorized for issue by the Board of Directors of the Company on November 10, 2021.

(a)  Basis of Measurement

These unaudited condensed interim consolidated financial statements have been prepared on the going concern basis, under the historical cost convention except for certain financial instruments and biological assets that are measured at fair values.

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

2.	BASIS OF PRESENTATION (Continued)

(b)	Significant Accounting Policies

There have been no changes to the Company’s significant accounting policies as described in Note 2 of the Company’s 2020 annual report and the Company’s March 31, 2021 unaudited condensed interim consolidated financial statements.

(i)	Share-Based Compensation

The Company measures equity settled share-based payment based on its value at the grant date and recognizes compensation expense over the vesting period based on the Company’s estimate of equity instruments that will eventually vest. Expected forfeitures are estimated at the date of grant and subsequently adjusted if further information indicates actual forfeitures may vary from the original estimate. The impact of the revision of the original estimate is recognized in profit or loss such that the cumulative expense reflects the revised estimate.

(ii)	Earnings Per Share

The Company presents basic and diluted earnings per share. Basic earnings per share is calculated by dividing the profit or loss attributable to shareholders by the weighted average number of shares outstanding during the period. Diluted earnings per share is determined by adjusting the profit or loss attributable to shareholders and the weighted average number of shares outstanding, for the effects of all dilutive potential shares, which are comprised of convertible shares, warrants, options and restricted stock units (“RSUs”) issued. Items with an anti-dilutive impact are excluded from the calculation.

(iii)	Intangible Assets

The Company accounts for intangible assets at cost, less impairment losses, if any. Intangible assets acquired in a business combination are measured at fair value at the acquisition date.

Certain intangible assets, including cannabis licenses and tradenames, have indefinite useful lives and are not subject to amortization. Such assets are tested annually for impairment or more frequently if events or changes in circumstances indicate that they might be impaired.

In accordance with IAS 38, Intangible Assets, an intangible asset has an indefinite useful life when there is no foreseeable limit to the period over which the asset is expected to generate net cash inflows for the entity.

The Company assessed intangible assets, including cannabis licenses, based on certain factors including the following:

•          Number of licenses granted in the respective state;
•          Perpetual life of the license; and
•          The ongoing nature of the business requires licenses.

In accordance with IAS 38, Intangible Assets, intangible assets are amortized, unless they have an indefinite useful life. Amortization is carried out on a systematic basis over the useful life of the intangible asset.

The Company identified certain intangible assets that do not meet the definition of an indefinite lived intangible asset. These assets include technology and website licenses. Intangible assets with finite useful lives are amortized on a systematic basis and are analyzed for impairment when there is an indication that the asset has been impaired.

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

2.	BASIS OF PRESENTATION (Continued)

(c)	Adoption of New and Revised Standards and Interpretations

The following IFRS standards have been recently issued by the IASB. The Company has assessed or is assessing the impact of these new standards on future consolidated financial statements. Pronouncements that are not applicable or where it has been determined do not have a significant impact to the Company have been excluded herein.

(i)	IAS 1 – Presentation of Financial Statements (“IAS 1') and IAS 8 – Accounting Policies, Changes in Accounting Estimates and Errors (“IAS 8')

IAS 1 and IAS 8 were amended in October 2018 to refine the definition of materiality and clarify its characteristics. The revised definition focuses on the idea that information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general-purpose financial statements make on the basis of those financial statements. The amendments were effective for annual reporting periods beginning on or after January 1, 2020. The Company early adopted IAS 1 and IAS 8 prior to January 1, 2020. The adoption of IAS 1 and IAS 8 did not have a material impact on the consolidated financial statements.

(ii)	Amendment to IFRS 3: Definition of a Business

In October 2018, the IASB issued “Definition of a Business (Amendments to IFRS 3)” (the “IFRS 3 Amendment”). The IFRS 3 Amendment clarifies the definition of a business, with the objective of assisting entities to determine whether a transaction should be accounted for as a business combination or as an asset acquisition. The IFRS 3 Amendment provides an assessment framework to determine when a series of integrated activities is not a business. The IFRS 3 Amendment is effective for business combinations occurring on or after the beginning of the first annual reporting period beginning on or after January 1, 2020. The Company early adopted IFRS 3 as of January 1, 2019. The adoption did not have a material impact on the consolidated financial statements.

(d)	New and Revised Standards and Interpretations to be Adopted

The following is a brief summary of the new standards issued but not yet effective:

(iii)	Amendments to IAS 1: Classification of Liabilities as Current or Non-Current
In January 2020, the IASB issued Classification of Liabilities as Current or Non-current (“Amendments to IAS 1”). The Amendments to IAS 1 aim to promote consistency in applying the requirements by helping companies determine whether, in the statement of financial position, debt and other liabilities with an uncertain settlement date should be classified as current (due or potentially due to be settled within one year) or non-current. The Amendments to IAS 1 include clarifying the classification requirements for debt a company might settle by converting it into equity. The Amendments to IAS 1 are effective for annual reporting periods beginning or after January 1, 2023 (extended from January 1, 2022), with earlier application permitted. The Company is currently evaluating the effect of adopting the amendments to IAS 1 on the Company’s financial statements.

(iv)	Amendments to IAS 37: Onerous Contracts – Cost of Fulfilling a Contract

In May 2020, the IASB issued Onerous Contracts – Cost of Fulfilling a Contract (“Amendments to IAS 37”) amending the standard regarding costs a company should include as the cost of fulfilling a contract when assessing whether a contract is onerous. The amendment is effective for annual reporting periods beginning on or after January 1, 2022. The Company is currently evaluating the effect of adopting amendments to IAS 37 on the Company’s financial statements.

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

3.	REVERSE TAKEOVER TRANSACTION

On December 14, 2020, Verano Holdings, LLC, Majesta Minerals, Inc., an Alberta corporation (the “Public Corporation”), 1276268 B.C. Ltd., a British Columbia corporation (“Verano FinCo”), 1277233 B.C. Ltd, a British Columbia corporation, and 1278655 B.C. Ltd., a British Columbia corporation (“Majesta”), entered into an arrangement agreement (as amended January 26, 2021, the “Definitive Agreement”), pursuant to which the Company would result from the reverse takeover transaction contemplated thereby (the “RTO”).

In accordance with the plan of arrangement forming part of the Definitive Agreement (the “Plan of Arrangement”), the Public Corporation changed its name to “Verano Holdings Corp.” and completed a consolidation of its common shares on the basis of 100,000 issued and outstanding common shares on a post-consolidation basis.

In accordance with the terms of the RTO Financing, 10,000,000 subscription receipts (the “Subscription Receipts”) were issued on January 21, 2021, at a price per Subscription Receipt of US$10, for aggregate gross proceeds of US$100,000,000. In connection with the Financing and the RTO, the Company issued 578,354 Subordinate Voting Shares and $4,579,883 in transactions costs to the offering agents as a broker fee.

The Public Corporation reorganized capital by altering its notice of articles and articles to (i) attach special rights and restrictions to its common shares, (ii) change the identifying name of its common shares to “Subordinate Voting Shares” (the “Subordinate Voting Shares”) and (iii) create a new class of Proportionate Voting Shares (the “Proportionate Voting Shares”). Pursuant to the Plan of Arrangement, thereafter Verano Finco amalgamated with Majesta Subco. Majesta Subco was then liquidated, and the net proceeds of the Financing transferred to the Company, as the resulting corporation in the RTO.

The RTO holders of Verano Finco Shares received one Subordinate Voting Share for a total of 10,000,000 Subordinate Voting Shares in the aggregate. The members of Verano Holdings LLC, and owners of certain of its subsidiaries, through a series of transactions, exchanged their ownership interests in Verano Holdings LLC and such subsidiaries for 96,892,040 Subordinate Voting Shares and 1,172,382 Proportionate Voting Shares.

In connection with the Company’s acquisitions (Note 8) of Alternative Medical Enterprises, LLC, Plants of Ruskin GPS, LLC, and RVC 360, LLC (collectively, the “AME Parties”), that occurred concurrently with the RTO, the members of the AME Parties, through a series of transactions, exchanged their membership interests in the AME Parties for 18,092,987 Subordinate Voting Shares and 470,984. Proportionate Voting Shares, plus cash consideration, as further described in Note 8(a). The AME Parties received $20 million in proceeds from Subscription Receipts.

In accordance with IFRS 3, Business Combinations, the substance of the transaction is a reverse takeover of a nonoperating company. The transaction does not constitute a business combination as Majesta does not meet the definition of a business under the standard. As a result, the transaction is accounted for as a capital transaction with Verano Holdings, LLC being identified as the acquirer and the equity consideration being measured at fair value. The resulting consolidated statement of financial position is presented as a continuance of Verano Holdings, LLC and comparative figures presented in the consolidated financial statements prior to the reverse takeover are those of Verano Holdings, LLC.

IFRS 2, Share-based Payment, applies to transactions where an entity grants equity instruments and cannot identify specifically some or all of the goods or services received in return. Because Verano Holdings, LLC issued shares with a value in excess of the assets received, the difference is recognized in profit or loss as a transaction cost in Other Expense, Net. The amount assigned to the transaction cost of $1,198,027 is the difference between the fair value of the consideration and the net identifiable assets of Majesta acquired by Verano Holdings, LLC.

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

4.	INVENTORIES

The Company’s inventories consist of the following:

	September 30, 2021	December 31, 2020
Raw Materials	$8,216,354	$-
Work in Process	323,583,262	46,586,170
Finished Goods	63,923,669	12,770,634
Total Inventories	$395,723,285	$59,356,804

3.	BIOLOGICAL ASSETS

Biological assets consist of cannabis plants. At September 30, 2021 and December 31, 2020, the changes in the carrying value of biological assets are shown below:

Balance as of January 1, 2020	$16,613,392
Cost incurred prior to harvest to facilitate biological transformation	55,535,842
Unrealized gain on fair value of biological assets	254,154,780
Transferred inventory upon harvest	(216,927,447)
Balance as of December 31, 2020	$109,376,567
Balance as of January 1, 2021	$109,376,567
Cost incurred prior to harvest to facilitate biological transformation	107,205,955
Unrealized gain on fair value of biological assets	450,293,230
Transferred inventory upon harvest	(623,732,114)
Additions from business acquisition	94,039,957
Balance as of September 30, 2021	$137,183,595

The Company values its biological assets at the end of each reporting period at fair value less costs to sell. This is determined using a valuation model to estimate the expected harvest yield per plant applied to the estimated price per gram less processing and selling costs. This model also considers the progress in the plant life cycle.

Management has made the following estimates in this valuation model:

●	The average number of weeks in the growing cycle is 14.4 weeks from propagation to harvest (as compared to 19 weeks for the fiscal year ended December 31, 2020);
●	The average harvest yield of whole flower is 188.34 grams per plant (as compared to 320.20 grams per plant during the fiscal year ended December 31, 2020);
●	The average selling price of whole flower is $7.37 per gram (as compared to $6.98 per gram during the fiscal year ended December 31, 2020);
●	The average selling price of dried flower used in extract products is $15.50;
●
Processing costs include drying and curing, testing and packaging, post-harvest overhead allocation, and oil extraction costs estimated to be $0.74 per gram (as compared to $0.57 per gram during the fiscal year ended December 31, 2020); and

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

5.	BIOLOGICAL ASSETS (Continued)

●
Selling costs include shipping, order fulfillment, and labelling, estimated to be $0.43 per gram (as compared to $0.12 per gram during the fiscal year ended December 31, 2020) for flower and $1.38 for dried flower used in extract products.

The estimates of growing cycle, harvest yield, and costs per gram are based on the Company's historical results. The estimate of the selling price per gram is based on the Company's historical sales in addition to the Company's expected sales price going forward.

Management has quantified the sensitivity of the inputs and determined the following:

●
Selling price per gram – an increase or decrease in the selling price per gram by 5% would result in an increase or decrease to the fair value of biological assets by $7,742,980 (as compared to $6,321,578 for the fiscal year ended December 31, 2020).

●
Harvest yield per plant – an increase or decrease in the harvest yield per plant of 5% would result in an increase or decrease to the fair value of biological assets by $6,859,180 (as compared to $5,468,828 for the fiscal year ended December 31, 2020).

●
Cost of production per gram – an increase or decrease in the cost of production per gram by 5% would result in an increase or decrease to the fair value of biological assets by $540,339 (as compared to $824,412 for the fiscal year ended December 31, 2020).

These inputs are level 3 on the fair value hierarchy, and are subject to volatility and several uncontrollable factors, which could significantly affect the fair value of biological assets in future periods.

As of September 30, 2021, and December 31, 2020, the biological assets were on average, 43.8% and 34.1%, respectively, complete and the estimated fair value less costs to sell of dry cannabis was $4.73 ($11.55 for extract products) and $4.69 per gram, respectively.

As of September 30, 2021, and December 31, 2020, it is expected that the Company's biological assets will ultimately yield approximately 31,565 and 43,488 kilograms of cannabis, respectively.

6.	NOTES RECEIVABLE

As of September 30, 2021, notes receivable consists of two secured promissory notes.

The first note is a secured promissory note dated August 13, 2020 with a third party for $180,000. The note was originally due and payable on or before the earlier of February 13, 2021 or such other date the principal amount becomes due and payable by acceleration after an event of default. The promissory note can be extended at the discretion of the Company. Negotiation between parties is on-going to extend the maturity date of the secured promissory note. As of September 30, 2021, the Company has received principal payments of $55,678. The outstanding principal is $124,322 plus accrued interest of $5,364.

The second note is a secured promissory note issued March 24, 2021 with a third party for $146,511. Interest of 8% per annum and principal were originally due on September 24, 2021. The promissory note can be extended at the discretion of the Company. Negotiation between parties is on-going to extend the maturity date of the secured promissory note. As of September 30, 2021, the secured promissory note is outstanding, plus accrued interest of $4,729.

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

7.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment and related accumulated depreciation consists of the following at September 30, 2021 and December 31, 2020:

	September 30, 2021	December 31, 2020
Land	$23,488,385	$12,137,559
Buildings and Improvements	99,363,373	15,223,120
Furniture and Fixtures	10,702,155	5,278,616
Computer Equipment and Software	11,947,926	3,330,685
Leasehold Improvements	163,715,563	88,828,050
Tools and Equipment	60,650,575	27,188,655
Vehicles	2,664,782	850,080
Assets Under Construction	43,819,599	8,514,196
Total Property, Plant and Equipment, Gross	416,352,358	161,350,961
Less: Accumulated Depreciation	(37,278,196)	(17,743,697)
Property, Plant and Equipment, Net	$379,074,162	$143,607,264

Assets under construction represent construction in progress related to facilities not yet completed or otherwise not placed in service.

A reconciliation of the beginning and ending balances of property, plant and equipment is as follows:

	Property, Plant and Equipment, Gross	Accumulated Depreciation	Property, Plant and Equipment, Net
Balance as of January 1, 2020	$103,199,320	$(8,819,576)	$94,379,744
Additions	58,273,050	-	58,273,050
Property, plant and equipment from business combination	1,708,838	-	1,708,838
Disposals	(11,246)	-	(11,246)
Discontinued operations and deconsolidation	(1,819,001)	-	(1,819,001)
Depreciation	-	(8,924,121)	(8,924,121)
Balance as of December 31, 2020	$161,350,961	$(17,743,697)	$143,607,264
Additions	106,925,677	-	106,925,677
Property, plant and equipment from business combination	150,141,634	-	150,141,634
Disposals	(2,065,914)	4,106	(2,061,808)
Depreciation	-	(19,538,605)	(19,538,605)
Balance as of September 30, 2021	$416,352,358	$(37,278,196)	$379,074,162

For the nine months ended September 30, 2021, and year ended December 31, 2020, depreciation expense included in costs of goods sold totaled $12,759,166 and $8,147,233 respectively.

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

8.	ACQUISITIONS

(a) Merger Agreement

On November 6, 2020, Verano Holdings LLC entered into an agreement and plan of merger with the AME Parties, pursuant to which the Company, as the assignee of all of Verano Holdings LLC’s rights and obligations thereunder, would acquire the AME Parties via a series of merger transactions. The merger transactions were contingent upon, and were to close contemporaneously with, the RTO, resulting in the creation of the Company as a Canadian publicly-traded parent company of Verano Holdings LLC, the AME Parties and their respective subsidiaries.

The RTO and the merger transactions were closed on February 11, 2021, and resulted in the AME Parties becoming wholly-owned subsidiaries of the Company. The members of the AME Parties, through a series of transactions, exchanged their membership interests in the AME Parties for 18,092,987 Subordinate Voting Shares and 470,984 Proportionate Voting Shares, plus cash consideration of $35 million and contingent consideration. The membership interest and cash consideration of $20 million was paid at the closing of the mergers, $10 million was paid on August 11, 2021, and the $5 million balance is payable on February 11, 2022. The remaining cash consideration is represented by a convertible promissory note and upon a payment default, the holder thereof may elect to convert the payment obligation into Subordinate Voting Shares. The remaining contingent consideration expected to be paid in three installments ending October 2022. As of September 30, 2021, the present value of unpaid deferred consideration is $19,149,927 and is included in the acquisition price payable balance in the consolidated statement of financial position.

The Company determined that control was transferred at the closing and accounted for the transaction as a business acquisition in accordance with IFRS 3, Business Combinations. The following table summarizes the provisional accounting estimates of the mergers that occurred during the nine months ended September 30, 2021:

	AME Florida	AME Arizona	Total
Cash	$5,446,152	506,926	$5,953,078
Accounts receivable, net	59,763	498,006	557,769
Inventories	65,775,905	1,512,146	67,288,051
Biological Assets	90,678,322	728,120	91,406,442
Prepaids and other current assets	833,099	1,988,970	2,822,069
Property, plant and equipment	72,200,032	9,750,660	81,950,692
Right of use assets	9,650,967	-	9,650,967
Other assets	1,000,936	-	1,000,936
Accounts payable and accrued liabilities	(8,934,312)	(2,936,209)	(11,870,521)
Notes Payable	(3,578,509)	(3,343,472)	(6,921,981)
Deferred taxes	(94,747,877)	(38,853,596)	(133,601,473)
Lease liabilities	(9,650,967)	-	(9,650,967)
Total identifiable net assets (liabilities)	128,733,511	(30,148,449)	98,585,062
Intangible assets	456,987,216	208,044,174	665,031,390
Net assets	$585,720,727	$177,895,725	$763,616,452

Selected line items from the Company’s unaudited condensed interim consolidated statements of operations for the nine months ended September 30, 2021, adjusted as if the acquisition of AltMed, deemed to be the only acquisition with material operations in the period, had occurred on January 1, 2021, are presented below:

	Consolidated Results	AltMed Pre-acquisition	Pro-forma Results
Revenues, net of discounts	526,430,021	22,402,209	548,832,230
Net income	178,630,125	57,488,396	236,118,521

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

8.	ACQUISITIONS (Continued)

(b) Business Combinations

Glass City Alternatives, LLC

In January 2021, the Company entered into an agreement to acquire, upon the satisfaction of certain conditions precedent, all of the ownership interest of an owner of one dispensary located in Ohio. The total purchase price was $2,700,000 plus a $329,345 purchase price adjustment. The Company paid $500,000 in shares upon execution of the RTO. As of September 30, 2021, the present value of unpaid deferred consideration of $1,090,958 is included in the acquisition price payable balance in the consolidated statement of financial position and is due in January 2022.

Perpetual Healthcare Inc.

On February 24, 2021, the Company entered into an agreement pursuant to which Perpetual Healthcare Inc. (“PHI”) transferred the management and governance of PHI, which operates the Emerald Dispensary in Phoenix, Arizona. The transaction closed on March 10, 2021. Total consideration includes cash consideration of $11,250,000 plus a $326,426 purchase price adjustment, 541,994 Subordinate Voting Shares. The remaining $6,175,342 obligation was settled through the issuance of 350,644 Subordinate Voting Shares. As of September 30, 2021, the total consideration had been paid in full.

The Herbal Care Center Inc.

On February 24, 2021, the Company entered into an agreement to acquire The Herbal Care Center, Inc. (“The Herbal Care Center”). The transaction closed on March 17, 2021. Total consideration includes cash consideration of $18,750,000, payable over 12 months, plus a $2,107,449 purchase price adjustment, and 90,464 Subordinate Voting Shares and 9,625 Proportionate Voting Shares, equivalent to 962,461 Subordinate Voting Shares on an-as converted basis. As of September 30, 2021, the present value of unpaid deferred consideration of $10,808,768 is included in the acquisition price payable balance in the consolidated statement of financial position with 50% due in October 2021 and January 2022.

Local Joint

On March 22, 2021, an affiliate of the Company entered into an asset purchase agreement with Flower Launch LLC, the manager of Patient Alternative Relief Center, Inc., d/b/a Local Joint, an Arizona nonprofit corporation (“PARC”), which holds a dispensary license, an authorization to operate a second dispensary, and an authorization to operate an offsite cultivation facility, all in the State of Arizona. The transaction closed on March 30, 2021. Total consideration includes cash consideration of $13,500,000, with $10,000,000 paid on the closing date and $3,500,000 payable within 120 days after the closing date, plus 179,767 Subordinate Voting Shares. As of September 30, 2021, the total consideration had been paid in full.

Territory

On February 24, 2021, the Company entered into an agreement to acquire three active dispensaries and one cultivation and production facility from NZCO LLC, Murff & Company LLC, JWC1 LLC, Hu Commercial Properties LLC and BISHCO LLC (collectively, “Territory”). The transaction closed April 8, 2021. Total consideration includes $19,735,684 paid upon closing, subject to a purchase price adjustment, 997,453 Subordinate Voting Shares and 29,924 Proportionate Voting Shares, equivalent to 2,992,413 Subordinate Voting Shares on an-as converted basis. The remaining consideration is related to contingent consideration with 50% payable in cash on March 31, 2022, and the remaining payable in shares or in cash at the election of the recipient on March 31, 2023. As of September 30, 2021, the present value of unpaid deferred consideration of $20,634,648 is included in the acquisition price payable balance in the consolidated statement of financial position.

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

8.	ACQUISITIONS (Continued)

(b) Business Combinations (Continued)

TerraVida Holistic Center, LLC

On February 24, 2021, subsidiaries of the Company entered into an agreement to acquire three active Pennsylvania dispensaries. The transaction closed May 11, 2021. Total consideration includes cash consideration of $62,500,000, of which $15,000,000 plus a purchase price adjustment of $3,795,515 was paid on the closing date, an additional $10,000,000 was paid in August, and the remaining $37,500,0000 is payable within 180 days after the closing date. In addition, the consideration includes 1,506,750 Subordinate Voting Shares and 15,067 Proportionate Voting Shares, equivalent to 1,506,750 Subordinate Voting Shares on an as converted basis. As of September 30, 2021, the present value of unpaid deferred consideration of $38,130,653 is included in the acquisition price payable balance in the consolidated statement of financial position.

The Healing Center, LLC

On March 29, 2021, the Company entered into an agreement to acquire three active dispensaries in Pittsburgh by purchasing all the issued and outstanding equity interests of The Healing Center, LLC (“The Healing Center”). The transaction closed on May 14, 2021. Total consideration includes cash consideration of $56,892,320, plus a $2,354,886 purchase price adjustment, of which $31,463,479 was paid upon closing and an additional $27,783,707 was paid 60 days after the closing date. In addition, the merger consideration included 454,302 Subordinate Voting Shares and 25,744 Proportionate Voting Shares equivalent to 2,574,375 Subordinate Voting Shares on an as converted basis. Contingent consideration of $11,412,413, evenly allocated between shares and cash, is payable in February 2022. As of September 30, 2021, the present value of unpaid deferred consideration of $11,752,333 is included in the acquisition price payable balance in the consolidated statement of financial position.

Mad River Remedies, LLC

On April 1, 2021, the Company announced it had entered into an agreement to acquire Mad River Remedies, LLC, a dispensary of medical marijuana in Dayton, Ohio. The transaction closed on July 8, 2021. The consideration includes cash consideration of $12,984,149, subject to a purchase price adjustment of $29,394, and 488,861 Subordinate Voting Shares delivered at closing. As of September 30, 2021, only the purchase price adjustment of $29,394 was unpaid and included in the acquisition price payable balance in the consolidated statement of financial position.

Agri-Kind, LLC

On April 21, 2021, the Company entered into an agreement to acquire all of the issued and outstanding equity interests in Agri-Kind, LLC (“Agri-Kind”), an operator of a 62,000 sq. ft. cultivation and production facility of medical marijuana located in Chester, Pennsylvania. The transaction closed on July 12, 2021. The total consideration for Agri-Kind includes cash consideration of $62,385,509 of which $31,840,045 was paid at closing and the remaining $30,545,455 was paid in October. In addition, the merger consideration included the issuance of 3,208,035 Subordinate Voting Shares and contingent consideration of $31,500,000, which may be increased based upon financial performance metrics of Agri-Kind for 2021 and is payable in Subordinate Voting Shares, unless cash payment is elected by the recipient. As of September 30, 2021, the present value of unpaid deferred consideration of $62,038,032 is included in the acquisition price payable balance in the consolidated statement of financial position.

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

8.	ACQUISITIONS (Continued)

(b) Business Combinations (Continued)

Agronomed Biologics, LLC

On April 21, 2021, the Company entered into an agreement to acquire all the issued and outstanding equity interests in Agronomed Biologics, LLC (“Agronomed”), which holds a clinical registrant license that allows for cultivation, production, and operation of six dispensaries in the Commonwealth of Pennsylvania. As a clinical registrant, Agronomed has partnered with the Drexel University College of Medicine to conduct medical marijuana research. The transaction closed on July 12, 2021. Total consideration includes cash consideration of $10,472,810, subject to a purchase price adjustment, paid upon closing and an additional $40,000,000 of contingent consideration to be paid in cash or shares at the election of the seller. In addition, the merger consideration included 3,240,436 Subordinate Voting Shares issued upon closing. As of September 30, 2021, the present value of unpaid deferred consideration of $39,990,442 is included in the acquisition price payable balance in the consolidated statement of financial position.

The Company has determined that these acquisitions are business combinations under IFRS 3, Business Combinations. They are accounted for by applying the acquisition method, whereby the assets acquired and the liabilities assumed are recorded at their fair values with any excess of the aggregate consideration over the fair values of the identifiable net assets allocated to goodwill. Operating results have been included in these unaudited interim condensed consolidated financial statements from the date of the acquisition. Any goodwill recognized is attributed based on cash generating units. The following table summarizes the provisional accounting estimates of the acquisitions that occurred during the nine months ended September 30, 2021:

Q1 Acquisitions

	Glass City Alternatives	Perpetual Healthcare	The Herbal Care Center	Local Joint	Total
Cash and Cash Equivalents	$178,041	$478,213	$2,167,840	$539,987	$3,364,081
Accounts Receivable, Net	-	-	2,000,000	-	2,000,000
Notes Receivable	-	-	-	398,394	398,394
Inventories	58,260	421,928	1,434,925	218,797	2,133,910
Prepaid and Other Current
Assets	50,000	42,772	108,975	-	201,747
Property, Plant and Equipment	502,164	135,225	1,642,368	450,879	2,730,636
Right of use assets	63,462	214,988	936,183	2,480,233	3,694,866
Accounts Payable and Accrued
Liabilities	(16,812)	(200,190)	(3,306,785)	(216,262)	(3,740,049)
Deferred Tax Liability	-	(6,548,479)	(11,914,038)	-	(18,462,517)
Total Lease Liability	(63,463)	(214,989)	(936,183)	(2,480,233)	(3,694,868)
Total identifiable net assets (liabilities)	771,652	(5,670,532)	(7,866,715)	1,391,795	(11,373,800)
Intangible assets	2,721,523	33,386,985	51,304,443	16,095,450	103,508,401
Total Consideration	$3,493,175	$27,716,453	$43,437,728	$17,487,245	$92,134,601

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

8.	ACQUISITIONS (Continued)

(b) Business Combinations (Continued)

Q2 Acquisitions

	Territory	TerraVida Holistic Center	The Healing Center	Total
Cash and Cash Equivalents	$1,808,519	$3,222,398	$3,496,250	$8,527,167
Accounts Receivable, Net	230,599	-	-	230,599
Inventories	6,258,199	4,091,461	3,088,059	13,437,719
Biological Assets	617,746	-	-	617,746
Prepaid and Other Current Assets	3,467	691,664	809,880	1,505,011
Property, Plant and Equipment	7,872,373	2,612,109	352,233	10,836,715
Right of Use Assets	567,297	2,119,879	-	2,687,176
Deposits and Other Non-Current
Assets	23,222	74,662	-	97,884
Accounts Payable and Accrued
Liabilities	(2,783,789)	(1,635,471)	(2,568,820)	(6,988,080)
Other Liabilities	(618,381)	-	-	(618,381)
Deferred Tax Liability	(22,861,052)	-	-	(22,861,052)
Total Lease Liability	(567,297)	(2,119,879)	-	(2,687,176)
Total identifiable net assets (liabilities)	(9,449,097)	9,056,823	5,177,602	4,785,328
Intangible assets	126,223,109	116,052,992	128,788,961	371,065,062
Total Consideration	$116,774,012	$125,109,815	$133,966,563	$375,850,390

Q3 Acquisitions

	Mad River Remedies	Agronomed Biologics		Agri Kind, LLC.	Total
Cash and Cash Equivalents	$755,337	$2,300,014	s	$1,900,582	$4,955,933
Accounts Receivable, Net	261,719	-		560,302	822,021
Notes Receivable	-	-		-	-
Inventory	396,140	623,246		2,172,667	3,192,053
Biological Assets	-	-		2,015,769	2,015,769
Prepaid and Other Current Assets	84,679	322,541		269,234	676,454
Property, Plant and Equipment	589,157	5,843,995		5,280,110	11,713,262
Right-of-Use Asset, Net	124,715	2,715,191		-	2,839,906
Deposits and Other Non-Current
Assets	-	39,843		-	39,843
Accounts Payable and Accrued
Liabilities	(477,882)	(1,126,474)		(799,080)	(2,403,436)
Other Liabilities	-	(2,787,500)		(1,730,787)	(4,518,287)
Deferred Tax Liability	-	(29,875,247)		(41,579,927)	(71,455,174)
Total Lease Liability	(124,715)	(2,715,191)		-	(2,839,906)
Total identifiable net assets (liabilities)	1,609,150	(24,659,582)		(31,911,130)	(54,961,562)
Intangible assets	19,218,573	126,626,478		176,775,226	322,620,277
Total Consideration	$20,827,723	$101,966,896		$144,864,096	$267,658,715

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

8.	ACQUISITIONS (Continued)

(b) Business Combinations (Continued)

ChiVegas

In July 2020, Verano Holdings LLC acquired the remaining 50% ownership interest in a Las Vegas real estate entity, which provided Verano Holdings LLC with a controlling interest. The initial 50% interest was purchased in 2017. The transaction was accounted for as a business acquisition in accordance with IFRS 3, Business Combinations. The purchase price was allocated to building and land in the amount of $1,160,000. Upon the July closing, consideration included cash of $230,000 and a note payable of $350,000 (Note 10). A gain on the previously held equity interest was recognized for $458,039. The note was repaid in full in May 2021.

MME Evanston Retail, LLC

In July 2020, Verano Holdings LLC entered into a membership interest purchase agreement to acquire 100% of the ownership interests of a dispensary located in Illinois. The total purchase price was $20,000,000 plus a $66,686 purchase price adjustment. Verano Holdings LLC paid $10,000,000 in July 2020, $8,000,000 in November 2020 and $1,066,686 in March 2021. The remaining $1,000,000 of purchase price will be paid pursuant to the membership interest purchase agreement. Verano Holdings LLC, through a subsidiary, also entered into a management and administrative services agreement. Based on the funding and providing of services, the Company determined that control was transferred at the closing and accounted for the transaction as a business acquisition in accordance with IFRS 3, Business Combination and consolidated the seller as of July 2020. As of September 30, 2021, the present value of unpaid deferred consideration of $1,000,000 is included in the acquisition price payable balance in the consolidated statement of financial position.

Elevele, LLC

In December 2020, Verano Holdings LLC entered into a membership interest purchase agreement to acquire 100% of the ownership interests of a dispensary located in Illinois. The total purchase price was $22,347,011 plus a $415,065 purchase price adjustment. Verano Holdings LLC paid $5,347,011 in December 2020 and $5,415,065 in March 2021. The remaining purchase price will be paid pursuant to the membership interest purchase agreement. Verano Holdings LLC, through a subsidiary, also entered into a management and administrative services agreement. Based on the funding and providing of services, the Company determined that control was transferred at the closing and accounted for the transaction as a business acquisition in accordance with IFRS 3, Business Combination and consolidated the seller as of December 2020. As of September 30, 2021, the present value of unpaid deferred consideration of $9,920,370 is included in the acquisition price payable balance in the consolidated statement of financial position.

FGM Processing, LLC

In December 2020, a Company affiliate entered into a membership purchase agreement with a licensee in Maryland which would allow Verano LLC to process medical marijuana in Maryland. The Company analyzed the transactions and recorded the transaction as a business acquisition in accordance with IFRS 3, Business Combination and consolidated the seller as of December 2020. The total purchase price was $6,900,000, plus a $186,356 purchase price adjustment. $1,050,000 was paid in December 2020 and an aggregate of $3,950,000 was paid in January and February 2021 with an additional $2,086,356 paid in the third quarter. As of September 30, 2021, the total consideration had been paid in full.

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

8.	ACQUISITIONS (Continued)

(b)	Business Combinations (Continued)

The following table summarizes the provisional accounting estimates of the acquisitions that occurred during the year ended December 31, 2020:

	Evanston	Elevele	FGM	Total
Cash	$451,223	$993,012	$42,217	$1,486,452
Accounts Receivable, Net	-	-	121,398	121,398
Inventories	552,633	431,041	66,739	1,050,413
Prepaid and other current assets	3,354	447,011	28,367	478,732
Property, plant and equipment	941,392	38,079	729,367	1,708,838
Deposits and other non-current assets	-	10,848	31,000	41,848
Right of use assets	112,012	43,791	-	155,803
Accounts payable and accrued liabilities	(940,702)	(1,108,987)	(92,358)	(2,142,047)
Deferred tax liability	(5,766,702)	(6,548,193)	-	(12,314,895)
Lease liabilities	(122,779)	(68,451)	-	(191,230)
Total identifiable net assets (liabilities)	(4,769,569)	(5,761,849)	926,730	(9,604,688)
Intangible assets	24,836,255	28,161,760	6,159,626	59,157,641
Total Consideration	$20,066,686	$22,399,911	$7,086,356	$49,552,953

Measurement period adjustments that the Company determined to be material will be applied retrospectively to the period of acquisition in the Company’s unaudited condensed interim consolidated financial statements, and depending on the nature of the adjustments, other periods subsequent to the period of acquisition could be affected. The primary areas of the purchase price allocation that are subject to change relate to the fair value of certain tangible assets, the value of intangible assets acquired, and residual goodwill. The Company expects to continue to obtain information to assist in determining the fair value of the net assets acquired at the acquisition date during the measurement period.

(c)	Asset Acquisition

NSE Holdings, LLC

On February 24, 2021, a subsidiary of the Company entered into an agreement pursuant to which it acquired all the equity interests of a licensee that holds one dispensary permit in Pennsylvania, which gives the subsidiary of the Company the ability to open three dispensaries. The transaction closed on March 9, 2021. Pursuant to the agreement, the Company paid cash consideration of $7,350,000 upon closing and issued 666,587 Subordinate Voting Shares and 6,665 Proportionate Voting Shares equivalent to 666,586 Subordinate Voting Shares on an as-converted basis. The Company analyzed the transaction and accounted for the transaction as an asset acquisition. The Company capitalized licenses in the amount of $55,015,651. As of September 30, 2021, the present value of unpaid deferred consideration is $22,583,474 and is included in the acquisition price payable balance in the consolidated statement of financial position. The unpaid consideration relates to earnouts that are due in July 2022, 2023, and 2024 and is expected to be settled in share issuances.

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

8.	ACQUISITIONS (Continued)

(c) Asset Acquisition (Continued)

Ohio Grow Therapies, LLC

On June 30, 2021, a subsidiary of the Company entered into a letter agreement to acknowledge final closing pursuant to an option purchase agreement entered into on January 14, 2019, which would allow the Company to operate one dispensary located in Newark, Ohio. The final closing had no impact on operations as the Company already exerted control over the dispensary through a consulting agreement entered into in 2019. The Company capitalized the license in the amount of $760,000 to the intangible license value included on the consolidated statement of financial position. As of September 30, 2021, the total consideration had been paid in full.

GreenRx, LLC

On July 2, 2021, VHGRX Holdings, LLC, a Delaware limited liability company (“VHGRX”), and an indirect subsidiary of the Company, acquired 49% of the membership interests of Green RX, LLC, an Ohio limited liability company (“GreenRx”), which holds a certificate of operation to dispense medical marijuana in Ohio. The aggregate purchase price for such acquisition totaled approximately $11,125,225 and was payable in 310 Proportionate Voting Shares equivalent to 31,000 Subordinate Voting Shares on an as converted basis and $10,619,697 of cash payable in three installments. VHGRX previously acquired the original 51% of GreenRx’s membership interests, such that GreenRx became a wholly-owned subsidiary of VHGRX. As of September 30, 2021, the present value of unpaid deferred consideration of $2,779,698 is included in the acquisition price payable balance in the consolidated statement of financial position and is payable in January and July 2022.

Agronomed Holdings Inc.

On April 21, 2021, the Company entered into an agreement to acquire all of the issued and outstanding equity interests in Agronomed Holdings Inc. (“AHI”), the owner of a 62,000 sq. ft. cultivation and production facility of medical marijuana located in Chester, Pesnnsylvania operated by Agri-Kind, LLC (“Agri-Kind”). This transaction closed in conjunction with Agri-Kind on July 12, 2021. The Company recognized the transaction as an asset acquisition. The total consideration for AHI includes cash consideration of $10,000,000, subject to a purchase price adjustment. As of September 30, 2021, the present value of unpaid deferred consideration of $5,454,545 is included in the acquisition price payable balance in the consolidated statement of financial position and is payable in October 2021.

THC Real Estate

On May 14, 2021, Verano acquired The Healing Center (“THC”) that is comprised of three dispensaries in the greater Pittsburgh area. THC leases the dispensaries from three separate real estate entities. On September 3, 2021, the Company acquired the three real estate properties THC leases, collectively referred to as “THC Real Estate”. Verano funded the acquisition through a credit agreement with Chicago Atlantic Credit Company (“Chicago Atlantic”) of $12,650,000. Total consideration was paid directly to the sellers in the amount of $12,224,996. The Company received $19,637 in cash proceeds and incurred $405,367 in issuance costs and debt discounts on the new credit agreement, which was paid net of proceeds upon closing. The Company amortizes debt issuance costs through interest expense over the life of the credit agreement. Refer to Note 10 for more information. As of September 30, 2021, the total consideration had been paid in full.

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

8.	ACQUISITIONS (Continued)

(c) Asset Acquisition (Continued)

Local Dispensaries, LLC

On July 6, 2020, a Company affiliate entered into consulting, licensing, or other contractual arrangements with licensees in Pennsylvania which would allow the Company to operate medical and/or recreational marijuana dispensaries in Pennsylvania. The Company analyzed the transactions and recorded the transactions as asset acquisitions. The Company capitalized the licenses in the amount of $7,000,000 to the intangible license value, which are included in the intangible assets on the consolidated statement of financial position. The Company entered into a secured promissory note of $3,163,000 in July 2020 and all obligations under the note were fully repaid ahead of the scheduled pay-off date. No financial obligations remain outstanding under the transaction documents.

9.	INTANGIBLE ASSETS AND GOODWILL

As of September 30, 2021, indefinite lived intangible assets and goodwill consisted of the following:

	Licenses	Tradenames	Goodwill	Technology	Total
Balance as of January 1, 2020	$19,802,449	$78,000	$5,064,248	$-	$24,944,697
Purchases	7,000,000	-	-	-	7,000,000
Additions from business combination	46,216,281	-	14,234,795	-	60,451,076
Disposals
	-	-	(2,987,861)	-	(2,987,861)
Amortization	-	-	-	-	-
Balance as of December 31, 2020	$73,018,730	$78,000	$16,311,182	$-	$89,407,912

	Licenses	Tradenames	Goodwill	Technology	Total
Balance as of January 1, 2021	$73,018,730	$78,000	$16,311,182	$-	$89,407,912
Purchases	66,900,876	-	-	115,000	67,015,876
Additions from business combination	1,079,720,165	57,823,508	312,820,283	11,861,175	1,462,225,131
Disposals	-	-	-	-	-
Amortization	-	-	-	(842,757)	(842,757)
Balance as of September 30, 2021	$1,219,639,771	$57,901,508	$329,131,465	$11,133,418	$1,617,806,162

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

10.	NOTES PAYABLE

As of September 30, 2021, and December 31, 2020, notes payable consisted of the following:

	September 30, 2021	December 31, 2020

Credit Agreement dated July 2, 2020, for an initial commitment of $20,000,000 funded by various investors with Chicago Atlantic GIC Advisers, LLC as administrative and collateral agent, and an incremental loan not to exceed $10,000,000; interest at 15.25% per annum; and a maturity date of May 30, 2023. On May 10, 2021, the Company amended and restated the Credit Agreement by entering into an Amended and Restated Credit Agreement for a senior secured term loan of $130,000,000; interest at 9.75% per annum for the incremental $100,000,000; and a maturity date of May 30, 2023. The note is substantially collateralized by all the assets of the Company and is subject to certain restrictive covenants as defined in the agreement. Refer to (a) below.
	$130,000,000	$30,000,000

Promissory note with Procida for a principal amount of $13,000,000 with interest only payments of 13% per annum due monthly and matures July 11, 2022. The note is secured by first-priority blanket liens on the property, assets, and ownership interests of Agri-Kind and Agronomed Holdings Inc. and a second-priority lien securing the seller’s convertible notes.	13,000,000	-

Credit agreement dated September 3, 2021, with Chicago Atlantic Admin, LLC for an initial commitment of $12,650,000 and interest of 9.75% that matures September 2023. Refer to (b) below.	12,650,000	-

Promissory note dated July 31, 2017, in the principal amount of $2,900,000 issued to an accredited investor; monthly payments of $19,294 with a balloon payment of $2,493,308 due on August 1, 2027, including interest at 7% per annum.	2,765,619	2,790,274

Notes payable to investors, in the original principal amount of $3,670,000, simple annual interest of 10% per annum; matures in March 2022. The notes are an accumulation of seven notes to finance construction of cultivation facilities in Florida and Arizona. One note holder is a related party that is an AME Party and accounts for $150,000 of the outstanding principal amount.	2,220,000	-

Note payable to Fidelity National Title with interest of 10% per annum and matures in July 2022.	1,937,500	-

Promissory note to Jonestown Bank and Trust Company for the original principal of $1,687,500. Interest of 4% per annum is due for the first 72 months. The then-current applicable prime rate plus 1% per annum will be accrued on the remaining outstanding principal until the note matures in March 2042. This note is subject to certain restrictive covenants as defined in the agreement.	1,687,500	-

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

10.	NOTES PAYABLE (Continued)

	September 30, 2021	December 31, 2020

Note payable to Citadel Federal Credit Union for the original principal amount of 1,100,000 and interest of 4.15% per annum and matures in June 2024.	1,097,885	-

Equipment Loan with Constellation NewEnergy, Inc. that is paid in monthly installments with an implicit interest rate. The loan matures in May 2025.	1,072,958	-

Notes payable to Ford Motor Credit and Toyota Commercial Financing for auto loans with interest ranging from 6.5% to 10% per annum; maturing in November 2025 and secured by the assets.	812,908	-

Mortgage to Pioneer Title Agency with interest of 6% per annum and matures in March 2023.	514,772	-

Equipment Loan with Sweet Leaf Capital that is paid in monthly installments with an implicit interest rate. The loan matures in January 2022.	140,381

Convertible note dated November 25, 2019, in the principal amount of $5,000,000 issued to accredited investors; interest at 1.5% per month and a maturity date in August 2020 subject to an extension of six months or the completion of a transaction, if earlier. Principal and accrued interest were repaid in February 2021.	-	3,709,425

Secured promissory notes dated February 13, 2019, in the principal amount of $3,412,500 issued to accredited investors; interest at 2.57% compounded annually; and a maturity date in February 2020. The note was amended in June 2020, extended for six months to August 2020 and is subject to four extension dates. The interest rate was also amended to 6% per annum from February to June 2020, 11% compounded annually until August 2020, 14% compounded annually until the second extension date of February 2021. The note was repaid in February 2021.	-	3,412,500

Promissory note secured by deed of trust dated May 15, 2020, in the principal amount of $1,473,922 issued to Eastern and Pebble, LLC; bears interest at 4% per annum and matures on September 15, 2021. The note was repaid in September 2021.	-	856,594

Promissory note dated July 2, 2020, in the original amount of $350,000 issued to BB Marketing, LLC; matures in June 2021; interest is due at 5% in the event of a default. The note was repaid in May 2021.	-	350,000

Less: unamortized debt issuance costs	5,114,189	824,883
Total Notes Payable	162,785,334	40,293,910
Less: Current Portion of Notes Payable	14,372,049	7,814,261

Notes Payable, Net of Current Portion and Unamortized Debt Issuance Cost	$148,413,285	$32,479,649

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

10.	NOTES PAYABLE (Continued)

Stated maturities of debt obligations are as follows:

	Principal Payments	Unamortized Debt Issuance Costs	Total Notes Payable
Remainder of 2021	$618,879	$765,230	$(146,351)
2022	18,032,285	3,035,970	14,996,315
2023	143,403,499	1,312,989	142,090,510
2024	1,547,331	-	1,547,331
2025	254,512	-	254,512
2026 and Thereafter	4,043,017	-	4,043,017
Total	$167,899,523	$5,114,189	$162,785,334

(a) On May 10, 2021, the Company and certain subsidiaries and affiliates (the “Credit Parties”) entered into an amended and restated credit agreement with the agents and the lenders named therein, which was amended by the parties on May 20, 2021, (as amended, the “Credit Agreement”), pursuant to which an additional $100,000,000 was funded to the Company resulting in a total of $130,000,000 in term loan commitments being funded and outstanding under the Credit Agreement. The senior secured term loan is subject to the following restrictive financial covenants, which are calculated on a consolidated basis:

•	Minimum liquidity, at any time, of 20% of the aggregate outstanding principal loan amount of $130 million (or $26 million);
•	Minimum consolidated EBITDA for any fiscal quarter of $20 million; and
•	Fixed charge coverage ratio of 1.5 to 1.0 measured at the end of each fiscal quarter

During September 2021, the Company was in negotiation with the agents and lenders to amend the Credit Agreement to receive additional funding. On September 28, 2021, the Company entered a waiver and extension letter to waive the minimum liquidity covenant beginning September 15, 2021, until the date on which the credit agreement is amended to increase the commitments.

On October 20, 2021, the Company and certain subsidiaries and affiliates entered into an amendment to the Credit Agreement with the agents and the lenders named therein (as further amended, the “Amended Credit Agreement”), pursuant to which an additional $120,000,000 was funded to the Company resulting in a total of $250,000,000 in term loan commitments being fully funded and outstanding under the Amended Credit Agreement. In addition, the Amended Credit Agreement provides for an option for an additional $100,000,000 in term loans to be funded in the future.

The Amended Credit Agreement provides for, among other things, (i) the term loans thereunder being secured by liens on assets of the Credit Parties, including specified real estate, (ii) the original $30,000,000 loan bearing interest at a rate of 15.25% per annum, the incremental $100,000,000 loan bearing interest at a rate of 9.75% per annum and the incremental $120,000,000 loan and the optional $100,000,000 additional loan bearing interest at a rate of 8.50% per annum; (iii) no principal amortization with the tranches having 18 month maturity dates; (iv) prepayment fees generally of 1% of any principal amount being prepaid; (v) restrictive covenants which apply to the operations of the Company and its subsidiaries, including limitations on the ability to incur additional debt, limitations on the granting of liens and the terms of permitted acquisitions; and (vi) financial covenants requiring the Company to maintain on a consolidated basis specified levels of liquidity, a minimum quarterly amount of earnings before interest, taxes, depreciation and amortization and a minimum fixed charge coverage ratio as defined below:

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

10.	NOTES PAYABLE (Continued)

•	Minimum liquidity to average $20 million during any fiscal quarter or to be $25 million at the end of each fiscal quarter;
•	Minimum consolidated EBITDA for any fiscal quarter of $20 million; and
•	Fixed charge coverage ratio of 1.5 to 1.0 measured at the end of each fiscal quarter

In accordance with IFRS 9, Financial Instruments, the $100 million credit facility is accounted for as a new credit facility. The existing $30 million credit facility was extended from June 30, 2022, to May 30, 2023, and qualifies as a debt modification. The existing credit facility had $643,590 of unamortized debt issuance costs at the time of the debt modification and is now amortized through May 30, 2023. The company incurred $5,132,199 in issuance costs and debt discounts on the new credit agreement, which was paid net of proceeds in May 2021. The Company amortizes debt issuance costs through interest expense over the life of the debt instrument.

(b)   On May 14, 2021, Verano acquired The Healing Center (“THC”) that is comprised of three dispensaries in the greater Pittsburgh area. THC leases the dispensaries from three separate real estate entities. On September 3, 2021, Verano closed on the acquisition of these three real estate properties, collectively referred to as “THC Real Estate”. Verano funded the acquisition through a credit agreement with Chicago Atlantic Credit Company (“Chicago Atlantic”) for $12,650,000. Total consideration was paid directly to the sellers in the amount of $12,224,996. The Company received $19,637 in cash proceeds and incurred $405,367 in issuance costs and debt discounts on the new credit agreement, which was paid net of proceeds upon closing. Debt issuance costs were reflected as a reduction of the carrying value of the long-term debt on the Company's consolidated statements of financial position and is amortized to interest expense over the term of the note using the effective interest method.

This note is subject to certain restrictive financial covenants requiring the Company to maintain on a consolidated basis a specified level of liquidity, a minimum quarterly amount of earnings before interest, taxes, depreciation and amortization, and a minimum fixed charge coverage ratio that is less restrictive than the Credit Agreement.

11.	DERIVATIVE LIABILITIES

Verano Holdings LLC had two convertible notes in 2020. A reconciliation of the beginning and ending balances of the derivative liabilities for the periods ended September 30, 2021, and December 31, 2020, were as follows:

Derivative Liability
Balance as of January 1, 2020	$6,778,510
Fair value of derivative liabilities on issuance date	-
Additional issuance	-
Gain on derivative liability	(6,778,510)
Balance as of December 31, 2020	$-
Balance as of January 1, 2021	$-
Additional issuance	-
Balance as of September 30, 2021	$-

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

11.	DERIVATIVE LIABILITIES (Continued)

In accordance with IFRS, a contract to issue a variable number of equity shares fails to meet the definition of equity and must instead be classified as a derivative liability and measured at fair value with changes in fair value recognized in the consolidated statements of operations at each period‐end. The derivative liability will ultimately be converted into the Company’s equity when the convertible notes payable is converted or will be extinguished on the repayment of the convertible notes payable and will not result in the outlay of any additional cash by the Company.

Upon initial recognition in 2019, the Company recorded derivative liabilities of $6,778,510 in relation to the derivative liability portion of the convertible notes.

In 2020, the Company had no probability of debt conversion and recognized a gain on derivative liability of $6,778,510.

12.	SHARE CAPITAL

Common shares are classified as equity. Incremental costs directly attributable to the issuance of shares are recognized as a deduction from equity. The proceeds from the exercise of stock options or warrants together with amounts previously recorded in reserves over the vesting periods are recorded as share capital. Income tax relating to transaction costs of an equity transaction is accounted for in accordance with International Financial Reporting Standards (IAS) 12, Income Taxes.

(a) Issued and Outstanding

As of September 30, 2021, the Company has 201,631,162 Subordinate Voting Shares and 1,135,682 Proportionate Voting Shares for a total of 315,199,352 Subordinate Voting Shares on a converted basis, issued and outstanding. The Company has the following classes of share capital, with each class having no par value:

(i)          Subordinate Voting Shares

The holders of the Subordinate Voting Shares are entitled to receive dividends and one vote per share at shareholder meetings of the Company. All Subordinate Voting Shares are ranked equally regarding the Company’s residual assets. The Company is authorized to issue an unlimited number of no-par value Subordinate Voting Shares.

(ii)          Proportionate Voting Shares

Each Proportionate Voting Share is entitled to one hundred votes per share at shareholder meetings of the Company and is exchangeable for one hundred Subordinate Voting Shares. The Company is authorized to issue an unlimited number of Proportionate Voting Shares.

During the nine months ending September 30, 2021, the shareholders of the Company converted both Proportionate Voting Shares and Subordinate Voting Shares for a net impact of conversion of 597,440 Proportionate Voting Shares into 59,744,035 Subordinate Voting Shares.

(b) Stock-Based Compensation

In February 2021, the Company established the Verano Stock and Incentive Plan (the “Plan”). Equity incentives granted generally vest over eighteen to thirty-six months, and typically have a life of ten years.

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

12.	SHARE CAPITAL (Continued)

(b)	Stock-Based Compensation (Continued)

Options

Option grants are determined by the Compensation Committee of the Board with the option price set at no less than 100% of the fair market value of a share on the date of grant.

On February 18, 2021, the Company granted non-qualified incentive Proportionate Voting Share stock options to employees, exercisable at CAD$3,060 on the grant date. The options vest over thirty months to purchase up to an aggregate of 516 Proportionate Voting Shares of the Company.

The Company issued additional non-qualified incentive Proportionate Voting Share stock options to employees, exercisable at CAD$2,400 during the nine-month period ended September 30, 2021. The options vest over thirty months to purchase up to an aggregate of 54 Proportionate Voting Shares of the Company.

The Company used the Black-Scholes option pricing model to estimate the fair value of the options at the grant date. This options pricing model requires the application of estimates and assumptions. As the Company became publicly traded in 2021, sufficient historical trading information was not available to determine an expected volatility rate. The volatility rate was based on comparable companies within the same industry.

Restricted Stock Units (“RSUs”)

During the nine-month period ended September 30, 2021, the Company granted 35,578 Proportionate Voting Shares as restricted stock units to employees and directors, vesting over eighteen to thirty-six months. The Company recognized 10,343 restricted stock units vested and 271 shares as forfeitures during the nine months ended September 30, 2021.

The Company recorded expense of $523,436 for the nine months ended September 30, 2021, as share-based compensation related to the Plan.

(c)	Noncontrolling Interest

On March 8, 2021, the Company acquired individually insignificant non-controlling interests in Maryland Natural Treatment Solutions, LLC for an approximate aggregate purchase price of $10,000.

(d)	Warrants

On February 24, 2021, the Company entered into an agreement with Beacon Securities Limited (“Beacon”) and Canaccord Genuity Corp. on behalf of a syndicate of underwriters, pursuant to which the underwriters agreed to purchase, on a bought deal private placement basis, 3,510,000 warrants of the Corporation (the “Special Warrants”) at a price per Special Warrant of C$28.50 (the “Issue Price”) for aggregate gross proceeds to the Company of C$100,035,000 (the “Offering”). The Corporation granted such underwriters an option, exercisable by Beacon on behalf of the underwriters, in whole or in part at any time up to 48 hours prior to the closing date of the Offering, to purchase up to an additional 526,500 Special Warrants at the Issue Price for additional gross proceeds of up to C$15,005,250. Closing of the Offering occurred on March 11, 2021. The net proceeds of the Offering will be used for acquisitions, working capital and general corporate purposes. Each Special Warrant entitles its holder to receive one Subordinate Voting Share. All Special Warrants were exercised on June 24, 2021.

The Company computes basic earnings per share by dividing net income available to its shareholders by the weighted-average number of shares of its stock outstanding, on an as converted basis. The Company weighs shares issued for the portion of the period that they were outstanding. The Company’s diluted earnings per share reflect the impacts of the Company’s potentially dilutive securities, which include the Company’s equity compensation awards.

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

13.	EARNINGS PER SHARE

Numerator	Nine Months Ended September 30, 2021	Three Months Ended September 30, 2021

Net Income	$178,630,125	$103,715,379
Denominator Basic
Pre-RTO weighted-average shares outstanding	158,203,932	-
Post-RTO weighted-average shares outstanding	303,832,637	313,674,044
Weighted-average shares outstanding – basic	281,961,659	313,674,044
Diluted
Pre-RTO weighted-average shares outstanding	202,272,124	-
Post-RTO weighted-average shares outstanding	308,709,288	316,926,366
Weighted-average shares outstanding – diluted	292,724,219	316,926,366
Basic earnings per share	$0.63	$0.33
Diluted earnings per share	$0.61	$0.33

The Company does not disclose prior period earnings per share as the information is not relevant to the users of the financial statements.

0.	REVENUE RECOGNITION

Revenue is recognized by the Company in accordance with IFRS 15, Revenue from Contracts with Customers. Through application of the standard, the Company recognizes revenue at a distinct point in time upon the transfer of promised goods to the customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for such goods.

In order to recognize revenue under IFRS 15, the Company applies the following five (5) steps:

•	Identify a customer along with a corresponding contract;
•	Identify the performance obligation(s) in the contract to transfer goods or provide distinct services to a customer;
•	Determine the transaction price the Company expects to be entitled to in exchange for transferring promised goods or services to a customer;
•	Allocate the transaction price to the performance obligation(s) in the contract;
•	Recognize revenue when or as the Company satisfies the performance obligation(s).

Under IFRS 15, revenues from the sale of cannabis are generally recognized at a point in time when control over the goods have been transferred to the customer. Payment is due upon transferring the goods to the customer. The Company’s wholesale customers are dispensaries, both third party dispensaries and those owned or controlled by the Company. The Company’s retail customers are individuals purchasing goods for medical or recreational purposes.

Certain wholesale customers may have payment terms within a specified time-period permitted under the Company’s credit policy, typically within 30 days of transfer. The Company generally requires previous payment from a customer prior to entering into another contract with such customer.

Revenue is recognized upon the satisfaction of the performance obligation. The Company satisfies its performance obligation and transfers control upon delivery and acceptance by the customer. Revenue is presented net of discounts and sales tax and other related taxes.

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

14.	REVENUE RECOGNITION (Continued)

The Company has customer loyalty programs in which retail customers accumulate points for each dollar spent. These points are recorded as a contract liability until customers redeem their points for discounts on cannabis and vape products as part of an in-store sales transaction. In addition, the Company records a performance obligation as a reduction of revenue based on the estimated redemption probability of point obligation incurred, which is calculated based on a standalone selling price.

15.	LOYALTY OBLIGATIONS

The Company has customer loyalty programs where retail customers accumulate points for each dollar of spending. These points are recorded as a contract liability until customers redeem their points for discounts on cannabis and vape products as part of an in-store sales transaction. In addition, the Company records a performance obligation as a reduction of revenue based on the estimated probability of point obligation incurred, which is calculated based on a standalone selling price that ranges between $0.05 and $0.08 per loyalty point.

Upon redemption, the loyalty program obligation is relieved and the offset is recorded as revenue. As of September 30, 2021, there were 110,262,627 points outstanding, with an approximate value of $5,375,303 which is included in accrued liabilities. As of December 31, 2020, there were 42,273,800 points outstanding, with an approximate value of $2,060,848. The Company estimates that 25% of points will not be redeemed (breakage) and expects the remaining outstanding loyalty points will be redeemed within one year.

16.	INCOME TAXES

The September 30, 2021, provision for income taxes has been calculated using an effective average annual tax rate. The effective annual tax rate as of September 30, 2021, is 40.8 percent compared to a September 30, 2020, year-to-date actual effective tax rate of 26.3 percent and a full year 2020 effective tax rate of 38.2 percent. The increase the 2021 effective annual tax rate over the 2020 actual full year tax rate is primarily driven by expected increases to the negative impacts of IRC Section 280E nondeductible expenses.

17.	COMMITMENTS AND CONTINGENCIES

(a) Leases

The Company leases certain business facilities from third parties under operating lease agreements that contain minimum rental provision that expire through 2040. Some of these leases also contain renewal provision and provide for rent abatement and escalating payments. In accordance with IFRS 16, commitments will be recognized as a right-of-use asset representing the right to use the underlying asset and a lease liability representing the obligation to make lease payments.

Future minimum lease payments under non-cancelable operating leases having an initial or remaining term of more than one year are as follows:

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

17.	COMMITMENTS AND CONTINGENCIES (Continued)

(a)   Leases (Continued)

Year Ending December 31,	Scheduled payments
Remainder of 2021	$2,598,053
2022	10,451,653
2023	9,516,199
2024	8,818,077
2025	8,086,065
2026 and thereafter	34,238,460
Total undiscounted lease liabilities	73,708,507
Impact of Discount	(20,774,449)
Lease liability as of September 30, 2021	52,934,058
Less current portion of lease liabilities	(6,511,441)
Long-term portion of lease liabilities	$46,422,617

As of September 30, 2021, the Company recorded depreciation on the right-of-use assets of $4,493,643, of which $514,025 was included in cost of goods sold. The Company recorded interest expense of $2,325,504, of which $100,689 was included in cost of goods sold.

As of December 31, 2020, the Company recorded depreciation on the right-of-use assets of $1,841,035, of which $694,871 was included in cost of goods sold and the Company recorded interest expense of $834,024, of which $240,934 was included in cost of goods sold.

(b)   Claims and Litigation

The Company's operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations. While management of the Company believes that the Company is in compliance with applicable local and state regulation at September 30, 2021, medical cannabis regulations continue to evolve and are subject to differing interpretations. As a result, the Company may be subject to regulatory fines, penalties, or restrictions in the future.

The Company may be involved in litigation relating to claims arising out of operations in the normal course of business. These matters include employment and other claims against entities that were subsequently acquired by the Company and for which indemnification and other reimbursement rights may be available to the Company. At September 30, 2021 there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s consolidated operations, except as disclosed in these unaudited condensed interim consolidated financial statements. There are also no proceedings in which any of the Company’s directors, officers or affiliates is an adverse party or has a material interest adverse to the Company’s interest.

i.
On January 22, 2021, Verano received a letter from a shareholder, who was formerly a member in Verano Holdings, LLC, demanding that Verano produce documents and information related to Verano Holdings, LLC’s debt and equity financing activities in 2018 and 2019. In response to Verano’s    production of such information, the shareholder has alleged that the warrants provided in connection with the Rockview loan and the loan from Mr. Archos described in Section 3.1 – General Development of Verano’s Business were not properly priced or valued. Verano agreed to participate in mediation with this shareholder regarding the claims, which took place on April 13, 2021. The parties were unable to reach a settlement at such time. No reserves for the claim has been recorded as of September 30, 2021.

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

18.	RELATED PARTY TRANSACTIONS

(a)    Due from Related Parties

As of September 30, 2021, and December 31, 2020, amounts due from related parties were comprised of balances due from investors of $0 and $108,254, respectively. These amounts are due on demand and did not have formal contractual agreements governing payment terms or interest. Other related party transactions are described through these unaudited condensed interim consolidated financial statements.

(b)    Due to Related Parties

As of September 30, 2021, and December 31, 2020, amounts due to related parties were comprised of advances to investors payable totaling $0 and $44,664, respectively. Advances did not have formal contractual agreements governing payment terms or interest.

19.	DISCONTINUED OPERATIONS

There were no discontinued operations during the third quarter of 2021, however during the third quarter of 2020, the Company closed it Oklahoma operation, which was comprised of three dispensaries and a processing facility. The Oklahoma acquisition occurred in 2019.

Discontinued operations are presented separate from continuing operations in the unaudited interim condensed consolidated statement of operations and the unaudited interim condensed consolidated statement of cash flows and represented a loss of $5,063,202. There were no proceeds received in connection with the discontinuation of the Oklahoma operation.

The following table represents the financial results associated with discontinued operation as reflected in the Company’s unaudited interim condensed consolidated statements of operations:

	For the three months ended September 30, 2020	For the nine months ended September 30, 2020

Revenues, net of discounts	$-	$1,861,758
Cost of goods sold	-	(1,367,699)

Gross profit	-	494,059

Expenses
General and administrative	51,955	1,054,339
Sales and marketing	2,413	57,043
Depreciation and amortization	14,028	98,195
Total expenses	68,396	1,209,577
Operating loss before taxes and non-controlling interest	(68,396)	(715,518)
Income taxes	-	-
Loss from continuing operations before non-controlling interest	(68,396)	(715,518)
Lees amount attributable to non-controlling interest	51,297	536,639
Net loss from discontinued operations, net of tax	(4,884,323)	(4,884,323)
Net loss attributed to Verano Holdings Corp.	$(4,901,422)	$(5,063,202)

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

20.	DECONSOLIDATION

In July 2020, the Company entered into an agreement to unwind its interest in Zen Leaf Retail PR, Inc. Accordingly, the Company does not exercise any control over this entity. As a result, the assets and liabilities of both entities have been derecognized from the consolidated statements of financial position, with a loss of $189,324 being recognized in the consolidated statements of operations.

21.	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

Financial Instruments

The Company’s financial instruments consist of biological assets, notes receivable, notes payable, and a derivative liability. The carrying values of these financial instruments approximate their fair values at September 30, 2021.

Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs to fair value measurements. The three levels of hierarchy are:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2 – Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and
Level 3 – Inputs for the asset or liability that are not based on observable market data.

There have been no transfers between fair value levels during the nine months ended September 30, 2021 and year ended December 31, 2020.

Financial Risk Management

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Board mitigates these risks by assessing, monitoring and approving the Company’s risk management processes:

(a)    Credit Risk

Credit risk is the risk of a potential loss to the Company if a customer or third party to a financial instrument fails to meet its contractual obligations. The maximum credit exposure at September 30, 2021 and December 31, 2020 is the carrying amount of cash. The Company does not have significant credit risk with respect to its customers. All cash is placed with major U.S. financial institutions.

The Company provides credit to its customers in the normal course of business and has established credit evaluation and monitoring processes to mitigate credit rise but has limited risk as the majority of its sales are transacted with cash.

(b)    Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations associated with financial liabilities. The Company manages liquidity risk through the management of its capital structure. The Company’s approach to managing liquidity is to ensure that it will have sufficient liquidity to settle obligations and liabilities when due.

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

21.	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (Continued)

(c)     Market Risk

(i)     Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s financial debts have fixed rates of interest and therefore expose the Company to a limited interest rate fair value risk.

(ii)    Price Risk

Price risk is the risk of variability in fair value due to movements in equity or market prices. See Note 5 for the Company’s assessment of certain changes in the fair value assumption used in the calculation of biological asset values.

(d)     Banking Risk

Notwithstanding that a majority of states have legalized medical marijuana, there has been no change in U.S. federal banking laws related to the deposit and holding of funds derived from activities related to the marijuana industry. Given that U.S. federal law provides that the production and possession of cannabis is illegal, there is a strong argument that banks cannot accept for deposit, funds from businesses involved with the marijuana industry. Consequently, businesses involved in the marijuana industry often have difficulty accessing the U.S. banking system and traditional financing sources. The inability to open bank accounts with certain institutions may make it difficult to operate the businesses of the Company and leaves their cash holdings vulnerable.

(e)     Asset Forfeiture Risk

Because the cannabis industry remains illegal under U.S. federal law, any property owned by participants in the cannabis industry, which either are used in the course of conducting such business, or are the proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture. Even if the owner of the property was never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture.

(f)     Regulatory Risk

Regulatory risk pertains to the risk that the Company’s business objectives are contingent, in part, upon the compliance of regulatory requirements. Due to the nature of the industry, the company recognizes that regulatory requirements are more stringent and punitive in nature. Any delays in obtaining, or failure to obtain regulatory approvals can significantly delay operational and product development and can have a material adverse effect on the Company’s business, results of operation, and financial condition.

The Company is cognizant of the advent of regulatory changes occurring in the cannabis industry on the city, state, and national levels. Although regulatory outlook on the cannabis industry has been moving in a positive trend, the Company is aware of the effect of unforeseen regulatory changes can have on the goals and operations of the business as a whole.

(g)    Tax Risk

Tax risk is the risk of changes in the tax environment that would have a material adverse effect on the Company’s business, results of operations, and financial condition. Currently, state licensed marijuana businesses are assessed a comparatively high effective federal tax rate due to section 280E which bars businesses from deducting all expenses except their cost of sales when calculating federal tax liability. Any increase in tax levies resulting from additional tax measures may have a further adverse effect on the operations of the Company, while any decrease in such tax levies will be beneficial to future operations.

VERANO HOLDINGS CORP. Notes to the Condensed Interim Consolidated Financial Statements (Unaudited)

22.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through November 16, 2021, which is the date on which the financial statements were available to be issued.

(a)	Acquisitions

  WSCC, Inc.

On July 26, 2021, the Company announced it had entered into an agreement to acquire all issued and outstanding equity interests in WSCC, Inc., a Nevada corporation d/b/a Sierra Well (“Sierra Well”). The total consideration is US$29,000,000, which is payable in a combination of cash and Subordinate Voting Shares. Closing of the acquisition is subject to customary conditions, contingencies, and approvals, including regulatory approval.

Willow Brook Wellness, LLC

On September 13, 2021, the Company announced it had entered into a definitive agreement to acquire all issued and outstanding equity interests in Willow Brook Wellness, LLC, a Connecticut limited liability company, which operates a dispensary in Connecticut. The total consideration was US$22,000,000, which was payable in a combination of cash, including via a promissory note, and Subordinate Voting Shares. The transaction closed October 25, 2021.

Caring Nature, LLC

On November 10, 2021, the Company announced it had entered into an agreement to acquire all issued and outstanding equity interests in Caring Nature LLC, a Connecticut limited liability company, which operates a dispensary in Connecticut. The total consideration is US$24,000,000, which is payable in a combination of cash and Subordinate Voting Shares. Closing of the acquisition is subject to customary conditions, contingencies, and approvals, including regulatory approval.

Connecticut Pharmaceutical Solutions, Inc.

On November 10, 2021, the Company announced it had entered into an agreement to acquire all issued and outstanding equity interests in Connecticut Pharmaceutical Solutions, Inc., a Delaware corporation, which holds a medical marijuana producer license in Connecticut. The total consideration is US$131,750,000 plus potential earnouts, which is payable in Subordinate Voting Shares. Closing of the acquisition is subject to customary conditions, contingencies, and approvals, including regulatory approval.

(b)	Dispositions

ILDISP, LLC

On October 13, 2021, the Issuer and a subsidiary entered into an agreement pursuant to which such subsidiary agreed to sell its 50% ownership interest in ILDISP, LLC in exchange for a combination of cash and stock. Closing of the sale is subject to customary conditions, contingencies and approvals, including regulatory approval.

(c)	Financing

On October 20, 2021, Verano Holdings entered into an amendment to its existing credit agreement for additional funding of US$120,000,000 with an 18-month maturity. The amendment brings the total outstanding senior secured term loans under the credit facility to US$250,000,000. The incremental credit provides non-dilutive funding of $120,000,000 at an annual interest rate of 8.50%, with an option for an additional US$100,000,000 term loan at the same non-dilutive rate.